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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MINES MANAGEMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

IDAHO	To be assigned	91-0538859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

905 W Riverside, Suite 311, Spokane WA	99201	(509) 838-6050
(Address of principal executive offices)		(Telephone of Principal Executive Offices)

Mines Management, Inc., 2003 Stock Option Plan, as amended June 17, 2004

Mines Management, Inc., 2003 Consultant Stock Compensation Plan, as amended June 17, 2004

(Full Title of Plan)

Glenn Dobbs, President and Chief Executive Officer 905 W. Riverside Avenue, Suite 311 Spokane, Washington 99201 (509) 838-6050	Copies to: Gregory B. Lipsker, Esq. Workland & Witherspoon, PLLC Washington Mutual Financial Center 601 West Main Avenue, Spokane, WA 99201 509-455-9077 Fax (509) 624-6441
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, $0.01 par value under the Mines Management, Inc. 2003 Stock Option Plan	1,800,000(2)	$5.48	$9,864,000	$1,161.00
Common Stock, $0.01 par value under the Mines Management, Inc. 2003 Consultant Stock Compensation Plan	300,000(3)	$5.48	$1,644,000	194.02
Total Registration Fee				$1,355.02

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

Represents 1,800,000 shares of common stock newly available for issuance under the Mines Management, Inc., 2003 Stock Option Plan as a result of an amendment to the plan approved at Mine Management, Inc.’s Annual Shareholders’ Meeting held June 17, 2004.  The number of shares of common stock being registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Represents 300,000 shares of common stock newly available for issuance under the Mines Management, Inc., 2003 Consultant Stock Compensation Plan as a result of an amendment to the plan approved at Mine Management Inc.’s Annual Shareholders’ Meeting held June 17, 2004.  The number of shares of common stock being registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933.  The calculation of the proposed maximum offering price is based upon the average of the high and low sales prices of the common stock of Mines Management, Inc. on May 31, 2005 as reported by the American Stock Exchange consolidated reporting system.

SEC 1983  (9-04)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) incorporates by reference the contents of the Registration Statement on Form S-8 (No. 333-96995) filed by Mines Management Inc. (“Mines”) with the Securities and Exchange Commission on April 24, 2003.

At the Annual Shareholders’ Meeting on June 17, 2004, Mines’ shareholders approved an increase in the number of shares available for issuance under the Mines Management, Inc., 2003 Stock Option Plan (from 1,2000,000 to 3,000,000 shares of common stock) and the Mines Management, Inc., 2003 Consultant Stock Compensation Plan (from 400,000 to 700,000 shares of common stock).  This Registration Statement registers the additional 1,800,000 shares of common stock issuable under the Mines Management, Inc., 2003 Stock Option Plan (the other 1,200,000 shares were registered on a separate Registration of Form S-8 filed on April 24, 2003) and the additional  400,000 shares issuable under the Mines Management, Inc., 2003 Consultant Stock Compensation Plan (the other 300,000 shares were registered on a separate registration statement of Form S-8 filed on April 24, 2003).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)

The registrant’s annual report of Form 10-KSB for the year ended December 31, 2004  filed on May 2, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed and the Form 10-KSBA filed on May 5, 2005;

(b)

All other reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the Exchange Act) since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in (a) above.

(c)

The description of the Company's Common Stock contained in the Form 10-SB filed on November 12, 1998 as amended on February 11, 1999, including any amendments or reports filed for the purpose of updating such description.

(d)

The registrants Form S-8 filed with the Commission on April 24, 2003.

All other documents filed by the Company after the date of this Registration Statement under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of any post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document that is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation authorizes the Company to indemnify its officers and directors against liabilities they incur in such positions to the full extent of the law as now enacted or hereafter existing. Pursuant to the Idaho Business Corporations Act, both permissible and mandatory indemnification is provided for officers and directors of the Company.

Permissive Indemnification

(1)

Except as otherwise provided by law, a corporation may indemnify an individual who is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (a “Proceeding”) because he is a director against liability incurred in the proceeding if:

(a)

(i)

He conducted himself in good faith; and

(ii)

He reasonably believed:

(A)

In the case of conduct in his official capacity, that his conduct was in the best interest of the corporation, and

(B)

In all cases, that his conduct was at least not opposed to the best interests of the corporation; and

(iii)

In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(b)

He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code.

(2)

A director's conduct with respect to an employee plan for a purpose he reasonably believed to be in the best interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subsection (1)(a)(ii)(B) above.

 (3)

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

 (4)

Unless ordered by a court under section 30-1-854(1)(c), Idaho Code, a corporation may not indemnify a director:

(a)

In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (1) of this section; or

(b)

In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Mandatory Indemnification.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 8.  EXHIBITS.

4.1

Mines Management 2003 Stock Option Plan as amended June 17, 2004

4.2

Mines Management 2003 Consultant Stock Compensation Plan, as amended June 17, 2004

5.1

Opinion and consent of Workland & Witherspoon, PLLC as to the legality of the securities being registered.

23.1

Consent LeMaster & Daniels, PLLC

ITEM 9

UNDERTAKINGS

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

Include any additional or changed material information with respect to the plan of distribution.

(2)

For determining liability under the Securities Act of 1933, treat each  post-effective amendment be as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mines Management, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, Washington, on June 7, 2005.

MINES MANAGEMENT, INC.

(The Registrant)

By /s/ Glenn M. Dobbs.

Glenn M. Dobbs

President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Glenn M. Dobbs Glenn M. Dobbs President, CEO and Director (principal executive officer)	June 7, 2005 Date
/s/ James J. Moore James J. Moore CFO (principal financial officer)	June 7, 2005 Date
/s/ Jerry G. Pogue Jerry G. Pogue, Director	June 7, 2005 Date
/s/ Roy G. Franklin Roy G. Franklin, Director	June 7, 2005 Date
/s/ Russell Babcock Russell Babcock, Director	June 7, 2005 Date

INDEX TO EXHIBITS

EXHIBIT NUMBER

DESCRIPTION OF EXHIBITS

4.1

Mines Management 2003 Stock Option Plan as amended June 17, 2004

4.2

Mines Management 2003 Consultant Stock Compensation Plan, as amended June 17, 2004

5.1

Opinion and consent of Workland & Witherspoon, PLLC as to the legality of the securities being registered.

23.1

Consent LeMaster & Daniels, PLLC